Exhibit 10.31

ALLISON TRANSMISSION HOLDINGS, INC.

Amended and Restated

Non-Employee Director Compensation Policy

1. General. This Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) as set forth herein, amends and restates that certain Non-Employee Director Compensation Policy, previously adopted by the Board of Directors (the “Board”) of Allison Transmission Holdings, Inc. (the “Company”). Capitalized but undefined terms used herein shall have the meanings provided for in the Allison Transmission Holdings, Inc. 2011 Equity Incentive Award Plan (the “Plan”). Notwithstanding any provision of this Policy to the contrary, other than Thomas Rabaut (beginning as of the date of the Company’s 2014 annual shareholders meeting), no member of the Board who is a representative of TC Group, L.L.C. or Onex Corporation (as determined by the Board) shall be eligible to receive any compensation hereunder unless or until otherwise determined by the Board.

2. Annual Retainer and Other Fees. Each member of the Board who is not or has not been employed by the Company or one of its subsidiaries (a “Non-Employee Director”) shall be entitled to an annual retainer and other fee(s) as follows:

(i) The annual retainer fee for service on the Board shall be $95,000 (such amount, the “Annual Retainer”), with $75,000 of the Annual Retainer payable at the Non-Employee Director’s election either 100% in fully vested Common Stock granted under the Plan (valued based on the Fair Market Value of the Common Stock on the date of grant), or 50% in fully vested Common Stock granted under the Plan and 50% in cash (if no election is made, the Annual Retainer will be paid 50% in Common Stock and 50% in cash), and with $20,000 of the Annual Retainer payable 100% in fully vested Common Stock granted under the Plan (valued based on the Fair Market Value of the Common Stock on the date of grant);

(ii) The annual retainer fee for service as Chair of the Audit Committee shall be an additional $10,000, payable in cash (the “Audit Committee Fee”); and

(iii) The annual retainer fee for service as an Outside Director on the Government Security Committee shall be an additional $10,000, payable in cash (the “Government Security Committee Fee” and together with the Audit Committee Fee, the “Other Fees”).

3. Timing of Payment of Annual Retainer. The Annual Retainer and Other Fees payable hereunder are intended to cover service from one regular annual shareholders meeting to the next and, unless a deferral election is made as provided below, shall be paid annually in advance on the next business day following the date of the Company’s annual shareholders meeting, beginning with the annual shareholders meeting for fiscal year 2013, without any requirement of additional Board action in connection therewith. The Annual Retainer and Other Fees shall be subject to the Non-Employee Director’s continued service on the Board on each applicable payment date.

4. Meeting Fees. Each Non-Employee Director shall be entitled to annual meeting fees with the amount determined based on the number of Board meetings the Non-Employee Director attends during the applicable year, up to a maximum of $75,000 a year (such amount, the “Meeting Fees”). Meeting Fees are payable at the Non-Employee Director’s election either 100% in Restricted Stock Units granted under the Plan (with the number of shares subject to the Restricted Stock Units based on the Fair Market Value of Common Stock on the date of grant), or 50% in Restricted Stock Units granted under the Plan and 50% in cash. Such election must be made no later than December 31 of the year prior to the year of the applicable shareholders meeting when such Restricted Stock Units would be granted or such cash paid. If no such election is made, the Meeting Fees will be paid 50% in Restricted Stock Units and 50% in cash.

5. Timing of Payment of Meeting Fees.

(i) Restricted Stock Units are granted as of the next business day after the date of the Company’s annual shareholders meeting, without any requirement of additional Board action in connection therewith, and will vest on the first to occur of (A) date of the Company’s next regular annual shareholders meeting in the year following the year of grant (the “Vesting Date”), (B) the date of the Non-Employee Director’s Separation from Service, or (C) the date of a Change in Control, in each case as follows: the number of Restricted Stock Units that vest is equal to the number of Restricted Stock Units granted multiplied by the fraction of Board meetings the Non-Employee Director attended in the applicable year, where the numerator is the number of meetings attended and the denominator is the number of meetings held, provided that (x) if vesting occurs as a result of a Change in Control or the Non-Employee Director’s Separation from Service due to death or Disability, 100% of the Restricted Stock Units shall vest and (y) if vesting occurs as a result of a Separation from Service other than due to death or Disability, the number of Restricted Stock Units that vest shall be determined by the Company in good faith based on the number of meetings held and attended by the Non-Employee Director prior to such Separation from Service and the number of remaining meetings expected to be held during the applicable year. Any Restricted Stock Units that do not vest shall be immediately forfeited as of the applicable vesting date. The Restricted Stock Units shall be granted pursuant and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company. Unless a deferral election is made as provided below, the Restricted Stock Units will be distributed in actual shares of Common Stock, or, at the Company’s election, cash, in either case promptly (within 30 days) upon vesting.

(ii) Any cash paid in connection with the Meeting Fees will be paid in a single lump sum on the next business day after the date of the Company’s annual shareholders meeting. However, if the Non-Employee Director fails to attend one or more Board meetings during the applicable year, a pro-rated portion of the Meeting Fees may be subject to clawback or recoupment, as determined by the Board.

6. Deferral Elections. A Non-Employee Director may elect to receive deferred stock units (“Deferred Stock”) in lieu of (i) some or all of the fully vested stock awards constituting his or her Annual Retainer, (ii) all of the cash constituting his or her Other Fees and (iii) some or all of the Restricted Stock Units constituting his or her Meeting Fees. Any such Deferred Stock that relates to a Non-Employee Director’s Meeting Fees shall be subject to the same vesting provisions as described in Section 5(i) above and will be immediately forfeited on the applicable Vesting Date to the extent the Deferred Stock does not vest in accordance with such provisions. If the Non-Employee Director elects to receive Deferred Stock, the units will be credited to a bookkeeping account under the Company’s Non-Employee Director Deferred Compensation Plan, where each unit will be equivalent in value to one share of Common Stock, and the units will be distributed in actual shares of Common Stock, or at the Company’s election, cash, at the earlier of the Non-Employee Director’s Separation from Service on the Board or a Change in Control, as described more fully in and in each case subject to the terms and conditions of the Company’s Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”). All deferral elections must be made in accordance with and are subject to the terms and conditions of the Director Deferred Compensation Plan. As used in this paragraph and in paragraph 5(i), the terms “Separation from Service” and “Change in Control” shall have meanings assigned to them in the Director Deferred Compensation Plan.

7. Directors Commencing Service After the Annual Shareholders Meeting. If a Non-Employee Director commences service on the Board after the date of the Company’s regular annual shareholders meeting, on the date of such Non-Employee’s commencement of service on the Board the Non-Employee Director will receive a pro-rated portion the Annual Retainer and Other Fees, as applicable, and the Meeting Fees (based on the numbers of whole months elapsed since the most recent regular annual shareholders meeting), provided, however, that the Meeting Fees for the Non-Employee Director’s first partial year of service shall be paid 100% in cash, unless otherwise determined by the Board and subject to the final sentence of Section 5(ii) above.

8. Effect of Other Plan Provisions. All of the provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such provisions are inconsistent with this Policy.

9. Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.

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